UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2010

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                  Other Events.

As previously reported, in June 2010 the Company raised $75 million in a private placement of 53,996 shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) and 21,004 shares of Series C Convertible Perpetual Preferred Stock to institutional investors (the Series B Preferred Stock was thereafter automatically converted into approximately 14,399,000 shares of common stock on September 16, 2010).  Under the terms of the private placement, the investors agreed that the Company could commence a rights offering of up to 1.8 million shares of common stock at a price of not less than $3.75 per share, the implied price per common share paid by the investors for the preferred stock.  The investors in the private placement agreed to be excluded from participating in the rights offering with respect to shares of common stock received upon conversion of the Series B Preferred Stock or the Series C Preferred Stock.  The rights offering must be completed by December 21, 2010 under the Company’s agreement with the investors.

The Company has not determined the commencement date for the rights offering.  The commencement of the rights offering will be subject to market conditions, including the trading price for the Company’s common stock.  In order for the Company to be in a position to commence a rights offering and complete a rights offering prior to December 21, 2010 the Company has filed a registration statement with the Securities and Exchange Commission to register subscription rights and the common stock.  In addition, in compliance with the requirements of The NASDAQ Stock Market, the Company has set a record date of November 1, 2010 for the rights offering if and when the rights offering is commenced.  Because the determination to proceed with the rights offering will be subject to market conditions, including the trading price for the Company’s common stock, the Company can give no assurance that the rights offering will be commenced and completed before December 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: October 22, 2010	By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek,
Chief Executive Officer